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                                                                                                          Exhibit 11

                              SCOR U.S. CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE

                      (in thousands, except per share data)

                                                                           Three Months Ended                    Nine Months Ended
                                                                                  September 30,                      September 30,

                                                                       1995                1994           1995                1994

Primary:

Net income (loss) applicable to common stock                    $       4,826     $       2,447    $      14,053     $     (11,368)
                                                                =============     =============    =============     =============

Average number of common shares outstanding                            18,167            18,168           18,171            18,146

Add:

     Assumed exercise of stock options                                    205                44               84               -0-
                                                                -------------     -------------    -------------     ------------
Common and common equivalent shares outstanding                        18,372            18,212           18,255            18,146
                                                                =============     =============    =============     =============

Net income (loss) per share assuming excercise of
  common stock equivalents                                      $        0.26     $        0.13    $        0.77     $      (0.63)
                                                                =============     =============    =============     ============

Fully diluted:

Net income (loss) applicable to common stock                    $       5,700     $       2,447    $      16,216     $     (11,368)
                                                                =============     =============    =============     =============

Average number of common shares outstanding                            18,167            18,168           18,171            18,146

Add:

     Assumed exercise of stock options                                    302                44              153               -0-
     Assumed exercise of convertible bonds                              3,044               -0-            2,993               -0-
                                                                -------------     ------------     -------------     ------------
Common and common equivalent shares outstanding
  assuming full dilution                                               21,513            18,212           21,317            18,146
                                                                =============     =============    =============     =============

Net income (loss) per share assuming full dilution              $        0.26     $        0.13    $        0.76     $      (0.63)
                                                                =============     =============    =============     ============
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